Exhibit 10.17

Spinal Stabilization Technologies (SST)

Prospect Master Terms and Conditions

August 2, 2018

Prospect Life Sciences

Master Terms and Conditions

FOR

Spinal Stabilization Technologies

Spinal Stabilization Technologies (SST)

Prospect Master Terms and Conditions

August 2, 2018

1.	Standard Terms and Conditions.

These standard terms and conditions (“Terms”) apply to (a) any design, development, pre-production manufacturing, engineering, and prototype services (“Services”) performed by PLS on behalf of the client named in the project proposal to which this is attached (“Client”), and (b) any work product resulting from such Services that are provided by PLS to Client (“Deliverable(s)”), as specified in a project proposal executed by both parties (a “Project Proposal”). These Terms incorporates by reference the terms and conditions of any Project Proposal executed hereunder. Each Project Proposal will include the scope, cost, and project specific details. Where specific terms of a Project Proposal conflict with the terms of the Terms, the terms of the Project Proposal will take precedence for the fees and expenses and the specific scope of Services detailed in that Project Proposal, but the terms of the Terms will take precedence over the terms of the Project Proposal in all other respects.

2.	Services

2.1.	Schedule: PLS will use commercially reasonable efforts to meet the schedule set forth in the Project Proposal and to attempt to accelerate the schedule wherever possible. Notwithstanding the foregoing, due to the uncertain nature of product development, PLS cannot guarantee schedule dates. PLS will advise Client of any conditions or events it discovers which may delay the completion of the project.

2.2.	Modifications. Any changes, additions or deletions to the Services and applicable Deliverables requested by either Client or PLS (each, a “Modification”) will comply with this Section. Each party will propose any Modification through a written request to the other party. Upon proposing its own Modification to Client, or after receipt of Client’s request for a Modification, PLS will submit a proposal to Client describing the change and any effect on price, schedules, or other anticipated effects of the proposed Modification. Client will either accept the proposal for the Modification in writing, or notify PLS of its objections to the proposal, in which case the parties will negotiate in good faith the terms that will apply to the Modification. No changes to any Services, Deliverables or Project Proposals will be valid or binding unless and until accepted in writing by both parties.

2.3.	Acceptance. Upon receipt of a Deliverable from PLS, Client shall have ten (10) days to accept or reject the Deliverable (the “Acceptance Period”). If Client determines that the Deliverable fails to satisfy the criteria for acceptance set forth in the Project Proposal, then before the end of the Acceptance Period Client may provide PLS with a notice stating in reasonable detail the manner in which the unaccepted Deliverable failed to meet with such criteria. Upon receipt of such a notice, PLS shall adjust the unaccepted Deliverable and Client shall have an additional ten (10) days within which to accept such corrected Deliverable. The parties agree to repeat the procedure set forth in this Section up to three (3) times. If after three (3) attempts, the non-conformities and deficiencies are not corrected then either (i) Client may elect to have PLS continue to attempt to correct the non-conformities and the parties will enter into a mutually agreeable change order that will allow PLS to be paid on a time and material basis for the ongoing work, or (ii) the Terms may be terminated by Client or PLS immediately upon written notice to the other. If Client fails to notify PLS of its acceptance or rejection of the Deliverable by the expiration of the applicable Acceptance Period, then the Deliverable will be deemed accepted upon the end of such Acceptance Period.

Spinal Stabilization Technologies (SST)

Prospect Master Terms and Conditions

August 2, 2018

2.4.	Design Materials. PLS will manage and monitor inventory to ensure supply of devices for testing and clinical purposes. PLS will generate a pro-forma PO for all inventory and services required for the program. SST will issue the PO to the supplier listing PLS as the recipient of the inventory or services, and provide a copy of the PO to PLS at the time of order. On receipt of inventory at PLS, PLS will notify SST as to whether or not inventory or services were received consistent with the PO submitted. It is SST’s responsibility to resolve any issues identified and make final payment with the supplier. Upon completion of the Services or termination of the applicable Project Proposal or these Terms, Client will either (a) purchase any remaining Design Materials from PLS at cost plus a twenty percent (20%) material handling fee; or (b) direct PLS to either return such materials to the supplier (if returnable) or sell the Design Materials to a third party, and pay PLS the difference between the reimbursement or sales price actually received by PLS and the cost plus a twenty percent (20%) material handling fee.

2.5.	Services for Others. Client acknowledges that PLS may perform services from time to time for other persons or entities that are similar to the Services. These Terms will not prevent PLS from using its personnel, equipment and resources utilized in performing Services for the purpose of performing such similar services for such third parties, provided however, the foregoing will not limit PLS’ obligations under the NDA (as defined in Section 7 (Confidentiality) below) with respect to Client’s confidential information.

2.6.	Non-Solicitation; Transfer Fee. During the term of this Agreement and for one (1) year thereafter Client will not (i) encourage or solicit any employee or consultant who worked for PLS to leave PLS for any reason, nor will Client solicit such person’s services; (ii) assist any other person or entity in such encouragement or solicitation; or (iii) otherwise interfere with the relationship any employee or consultant has with PLS. In the event Client solicits, engages or hires any employee or consultant of PLS during the term of this Agreement and for one (1) thereafter, Client shall pay PLS a transfer fee equal to [100%] of the annualized total gross pay rate for such employee or consultant as liquidated damages for such action. The parties agree that the damage to PLS of Client soliciting, engaging or hiring an employee or consultant of PLS are difficult to assess, and therefore the payment of the transfer fee is liquidated damages and a fair compensation for such damage.

3.	Term and Termination:

3.1.	The term of the Terms will commence on the Effective Date (defined on the signature page hereof) and end five (5) years thereafter, unless earlier terminated in accordance with this Section.

Spinal Stabilization Technologies (SST)

Prospect Master Terms and Conditions

August 2, 2018

3.2.	These Terms may be terminated by either party at any time, with or without cause, by thirty (30) days’ prior written notice to the other party. If this clause is invoked by PLS: PLS will work with SST through manufacturing of sufficient inventory for SST’s subsequent 6 months requirements. If this clause is invoked by SST: SST will contract PLS to manufacture SST’s subsequent 6 months requirements of inventory. Continued production beyond the thirty day notice period shall be defined by mutual agreement, which shall not be unreasonably withheld.

3.3.	Either party may terminate these Terms for breach if the other party defaults in the performance of any term or condition of these Terms and fails to cure such default (if curable) within thirty (30) days after receipt of written notice thereof.

3.4.	Any expiration or termination of the Terms will not affect Client’s obligation to pay PLS for Services performed up to the date of the expiration or termination and additional charges required to close the project. Both parties agree to negotiate in good faith the cost incurred (or to be incurred) by PLS. Notwithstanding the foregoing, if PLS terminates the Terms pursuant to Section 3.2 above, or Client terminates the Terms pursuant to Section 3.3 above, then Client will not be liable for any such additional charges.

3.5.	With respect to expiration or termination of these Terms, for any reason, if the parties mutually agree to have PLS continue performing under any then-active Project Proposal, then all of the terms and conditions of these Terms shall remain in effect and apply to such Project Proposal until the full completion of such Project Proposal.

3.6.	Sections 2.3 (Acceptance), section 2.4 (Design Materials), 2.5 (Services for Others), 2.6 (Non-Solicitation; Transfer Fee); 3 (Term and Termination), 4 (Fees and Payment), 5 (Use for Marketing Purposes), 6 (Relationship), 7 (Confidentiality), 8 (Non-Solicitation), 9 (Dispute Resolution), 11 (Ownership), 12 (Warranties), 13 (Indemnity), 14 (Limitation of Liability), 15 (Entirety), 16 (Waiver of Breach), 17 (Invalidity of Provisions), and 18 (Notices), any of the applicable Exhibits, and any terms necessary to enforce any of the foregoing, will survive the termination or expiration of these Terms.

4.	Fees and Payment

Fees will be designated as either fixed bid or time and materials based on the applicable Project Proposal and shall be payable by Client pursuant to the Project Proposal and the terms and conditions set forth in this Section 4. In the case of a time and materials project, Client acknowledges that the amounts set forth in the Project Proposal are only estimates, and agrees that Client will be responsible for all Services provided by PLS on a time and materials basis. In the case of a fixed bid project, Client acknowledges that the scope of work to be performed is only that work described in the Project Proposal.

4.1.	Milestone Billing (Time and Material): PLS will invoice Client for fees based on progress to milestones defined in the Project Proposal on a Monthly basis.

Spinal Stabilization Technologies (SST)

Prospect Master Terms and Conditions

August 2, 2018

4.2.	Monthly Billing: For billing on fixed cost projects, PLS invoices percent complete for the project unless otherwise stated in the Project Proposal.

4.3.	Third-Party Providers: Fees charged by third-party service providers will be invoiced to Client when PLS is charged for any third-party services provided.

4.4.	Payment: For all undisputed invoices, Client agrees to pay all invoiced amounts in full within ten (15) calendar days after receipt of invoice. PLS must be notified of disputed invoices within 3 business days of invoice receipt or such invoice will be deemed undisputed. Client further agrees to pay all of PLS’ costs of collection (including reasonable attorneys’ fees) of any amounts owed PLS by Client. If Client fails to make payment as agreed, PLS may stop work on the project in which event any schedule dates agreed will become invalid. Late payments shall accrue interest at a rate of 1.05% per month until paid. All fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Client shall be responsible for all such items, excluding any taxes on PLS’ income. Ownership of Deliverables will not be effective until full payment for such Deliverables has been received.

5.	Use for Marketing Purposes

Following public disclosure by Client, PLS reserves the right to use images and/or descriptions of the product(s) designed for portfolio purposes. Use of the Client name will be limited to PLS’ customer list only.

6.	Relationship

Neither party shall be deemed to be an agent of the other party for any purpose, and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority. to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever. Nothing in these Terms is intended to confer any rights, benefits, obligations or liabilities on any third party. PLS shall comply with these Terms, but PLS is otherwise free from control or direction by Client over the performance of its duties and obligations hereunder, including the details and methods of such performance.

7.	Confidentiality

Either prior to or simultaneously with the execution of these Terms, Client and PLS have executed a separate confidentiality agreement (the “NDA”). The NDA is hereby incorporated into these Terms by reference. Information disclosed before and after the date of these Terms by or on behalf of Client or PLS with respect to these Terms or its subject matter is subject to the NDA.

Spinal Stabilization Technologies (SST)

Prospect Master Terms and Conditions

August 2, 2018

8.	Non-solicitation

Client agrees that, during the term of these Terms and for a period of one (1) year following termination thereof, Client will not, except with PLS’ prior written approval, solicit, offer employment to, contract with, induce, or influence any person to leave employment with PLS, or hire anyone who was employed by PLS and who was engaged in the activities related to the Services, or was otherwise introduced to Client during the course of PLS’ performance of the Services.

9.	Dispute Resolution

These Terms shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to conflict of laws principles. The parties hereby submit themselves to the jurisdiction of the courts located in the County of Denver, State of Colorado for the determination of any controversy arising under or in connection with these Terms, and agree that all service of process may be made by registered (return receipt) mail to the other. The prevailing party in any dispute shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and costs incurred, in addition to any other damages.

10.	Assignment

Neither these Terms nor any right or obligation arising from these Terms shall be assignable or shall be assigned by either party without the prior, express written consent of the other party, which shall not be unreasonably withheld; provided, however, (i) PLS may utilize third party contractors, hereunder, without Client’s prior written consent and (ii) either party may assign or transfer its rights under this Agreement to an entity acquiring all or substantially all of the assigning party’s assets. Any attempted assignment in contravention to this Section will be void and of no force or effect. These Terms shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

11.	Ownership

11.1.	Deliverables and Project Proposal IP: Subject only to the terms of Section 11.3 below, as between PLS and Client, Client shall be the sole and exclusive owner of all right, title and interest in and to the Deliverables and any intellectual property embodied or incorporated therein. To the extent PLS, alone or together with Client, develops or creates any Project IP (as hereinafter defined), or now or in the future is ever deemed to possess any ownership or rights in any Project IP, PLS agrees to assign and hereby fully and irrevocably assigns all such Project IP, and all rights, title, and interest as PLS may have or be deemed to have, now or in the future, in any such Project IP, to Client. For purposes of these Terms, the term “Project IP” means the Deliverable(s), together with all intellectual property of any type in any form, including, without limitation, any invention, idea, concept, know-how, discovery, application, formulation, composition, method, process, procedure, technique, protocol, design, or data related in any way to the Deliverable(s) or the Project Proposal and either developed, created, conceived, or reduced to practice in connection with the Project Proposal or providing the Deliverable(s) to Client, or incorporated in or necessary for the use of the Deliverable(s), provided, however, that Project IP does not include any PLS Technology, as defined in Section 11.3, below. PLS agrees to disclose any Project IP to Client promptly upon PLS’ first awareness of the same, but in any event no later than upon delivery of any applicable Deliverable or Services in connection with which such Project IP arose. PLS further agrees to execute such documents and take such proper acts as reasonably requested by Client to assist Client to obtain, maintain or enforce any form of intellectual property protection or rights, including, without limitation, patent, trademark, copyright, or trade secret, related to any Project IP.

Spinal Stabilization Technologies (SST)

Prospect Master Terms and Conditions

August 2, 2018

11.2.	Client Technology. Client hereby grants to PLS a limited, nonexclusive, royalty-free, fully-paid, worldwide license for the duration of the Project Proposal under Client’s intellectual property rights to use, perform, display, reproduce, modify, adapt, distribute, prepare derivative works, make, have made and sell, any Client-proprietary information provided to PLS for the sole purpose and use of incorporation into any Deliverable(s) produced under these Terms. Subject to the foregoing license, Client will retain exclusive ownership interest in all Client-proprietary information and any other proprietary materials or content that it supplies to PLS during performance under these Terms or any Project Proposal, and PLS shall not make any use of any such Client-proprietary information or intellectual property except for providing the Deliverable(s) to Client in accordance with the Project Proposal and these Terms.

11.3.	PLS Technology. To the extent any PLS Technology is incorporated into or provided with any Deliverables, PLS grants to Client a limited, non-exclusive, irrevocable, royalty-free, fully-paid, worldwide, sub-licensable and transferrable license to such PLS Technology solely for the purposes of using, selling, or otherwise distributing the Deliverables. “PLS Technology” means any and all technology, inventions, ideas, processes, formulae, software, hardware, data, works of authorship, know-how, discoveries, developments, designs and techniques, whether or not patentable or copyrightable, supplied by PLS or its subcontractors in performance of the Services or incorporated into the Deliverables, that was either previously owned, developed or created by, or licensed to, PLS or its subcontractors prior to the commencement of the Services, or that was developed or created by PLS or its subcontractors outside of their performance under these Terms or any Project Proposal. Subject to the foregoing, PLS retains exclusive ownership rights and interest in all PLS Technology and any other proprietary materials or content that it supplies to Client during performance under these Terms or any Project Proposal, whether or not such PLS Technology is incorporated into any Deliverables. All PLS Technology constitutes PLS’ confidential information.

12.	Warranties

12.1.	Limited Warranty. PLS warrants that the Services will be performed in a professional and workmanlike fashion, consistent with industry standard practices. PLS will perform the mutually agreed test plans, but makes no warranty that the results of the design and development will be successful.

Spinal Stabilization Technologies (SST)

Prospect Master Terms and Conditions

August 2, 2018

12.2.	THE WARRANTIES SET FORTH IN THIS SECTION 12.1 ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY SUPPLIER TO CLIENT UNDER THIS TERMS OR ANY PROJECT PROPOSAL. PLS SPECIFICALLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND WITH REGARD TO ANY SUBJECT MATTER OF THESE TERMS, THE DESIGN SERVICES AND ANY DELIVERABLES (OR RESULTING PRODUCT), INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NON-INFRINGEMENT, TITLE, FITNESS FOR A PARTICULAR PURPOSE, FUNCTIONALITY OR MERCHANTABILITY, WHETHER EXPRESS, IMPLIED OR STATUTORY.

13.	Indemnity

13.1.	By PLS. PLS will, at its own expense, indemnify, defend and hold harmless Client, its agents, directors, managers, officers, and employees (“Client Personnel”) from and against any and all claims, costs, fees (including reasonable attorneys’ fees), damages, liabilities and expenses to the extent arising from any third party claim for (a) property damage, personal injury, or death caused by any grossly negligent or intentionally wrongful act or omission of PLS, its agents, directors, managers, officers, or employees (“PLS Personnel”) while performing under these Terms or while on Client’s premises, or (b) infringement or misappropriation of a third party’s copyrights or trade secrets by any of PLS Technology or Deliverables developed hereunder (unless the infringing items were owned by or used at the express instruction of Client).

13.2.	By Client. Client will, at its own expense, indemnify, defend and hold harmless PLS Personnel from and against any and all claims, costs, fees (including reasonable attorneys’ fees), damages, liabilities and expenses to the extent arising from any third party claim for (a) property damage, personal injury, or death caused by any grossly negligent or intentionally wrongful act or omission of any Client Personnel; (b) infringement or misappropriation of any intellectual property rights based on any express directions, specifications or instructions established by Client or PLS’ use of any Client-proprietary information; or (c) injury to persons or property, or any loss, expense or damage incurred by any person or party arising in any manner from the manufacture, sale, or use of products produced using the Deliverables developed by PLS Personnel, its contractors or suppliers under these Terms.

13.3.	Indemnification Procedures. The indemnifying party’s obligations are conditioned upon the indemnified party: (a) giving the indemnifying party prompt written notice of any claim for which the indemnified party is seeking indemnity; (b) granting sole control of the defense and settlement of the claim to the indemnifying party; and (c) reasonably cooperating with the indemnifying party at the indemnifying party’s expense. In no event may the indemnifying party make any admission or agree to the entry of any judgment for money to be entered on behalf of the indemnified party without the prior express written consent of the indemnified party.

Spinal Stabilization Technologies (SST)

Prospect Master Terms and Conditions

August 2, 2018

14.	Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THESE TERMS, THE DELIVERABLES OR ANY PRODUCTS BASED ON OR INCORPORATING THE DELIVERABLES, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF A PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. IN NO EVENT SHALL PLS’ TOTAL AGGREGATE LIABILITY TO CLIENT ARISING FROM OR RELATING TO THESE TERMS OR ANY PROJECT PROPOSAL EXCEED THE TOTAL AMOUNT PAID TO PLS BY CLIENT UNDER THE RELEVANT PROJECT PROPOSAL FOR THE DELIVERABLE (OR PORTION THEREOF) GIVING RISE TO SUCH LIABILITY, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, PROVIDED HOWEVER THAT IN THE EVENT OF AN ASSEMBLY DEFECT PURSUANT TO SECTION 12.2, CLIENT SHALL BE LIMITED SOLELY TO REPLACEMENT OF THE DELIVERABLE . THE FOREGOING LIMITATIONS ON LIABILITY SHALL NOT APPLY TO OR LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12 ABOVE.

15.	Entirety

These Terms, any Project Proposal executed by the parties in connection with these Terms, and the NDA contain the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior understandings and agreements of the parties with respect to such matter. Any reference herein to these Terms shall be deemed to include any exhibits attached and agreed to by both parties. In the event of any conflict between the terms of these Terms and the terms of any purchase order delivered by Client, the terms of these Terms shall control.

16.	Waiver of Breach

The waiver by either party of any breach of any provision of these Terms or Project Proposal shall not constitute a waiver of any other breach.

17.	Invalidity of Provisions

In the event that any one or more of the provisions of these Terms shall for any reason be held to be invalid, illegal or unenforceable, the invalidity, illegality, or unenforceability shall not affect any other provision, and the Terms shall be construed as though it had not contained the invalid, illegal, or unenforceable provision.

18.	Notices

All notices required or permitted to be given under these Terms shall be given in writing and shall be considered given if delivered or sent by personal delivery, courier, telecopy, electronic or both certified and regular mail to the addresses/fax numbers, emails set forth in the Project Proposal or such other address/fax number as a party may specify by the giving of notice to the other. All notices are considered invalid until acknowledged by the receiving party defined below.

Spinal Stabilization Technologies (SST)

Prospect Master Terms and Conditions

August 2, 2018

Prospect Life Sciences Representative

/s/ Jason Morton	23 Aug. 2018
Jason Morton, CEO/President	Date

Spinal Stabilization Technologies Representative

/s/ Mark Novotny	23 Aug. 2018
Mark Novotny, CEO/President	Date